Exhibit 10.6B
AMENDMENT NO.1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Amended and Restated Employment Agreement is made as of this ___ 26th___ day of December, 2006 (this “Amendment”), between AVALON PHARMACEUTICALS, INC., a Delaware corporation (“Company”) and KENNETH C. CARTER, PH.D. (“Executive”).
     Company and Executive are each sometimes referred to as a “Party,” and are sometimes referred to together as the “Parties.”
Background:
     The Parties entered into an Amended and Restated Employment Agreement on April 21, 2005 (the “Employment Agreement”).
     In consideration of Executive’s continued employment with Company, the Parties want to amend the Employment Agreement on the terms and conditions set forth in this Amendment.
     Now, therefore, in consideration of the foregoing, the Parties agree as follows:
     1. Capitalized terms used in this Amendment without definition, shall have the meanings give those terms in the Employment Agreement.
     2. Paragraph (c) of Section 3 of the Employment Agreement is amended to read in its entirety as follows:
“You will be eligible to receive an annual cash bonus targeted at 50% of your base salary based upon the achievement of individual and/or Company performance criteria as may be established by the Board of Directors for each fiscal year, subject to the discretion of the Board of Directors.”
     3. Paragraph (e) of Section 3 of the Employment Agreement is amended to read in its entirety as follows:
“Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. In the event you are terminated by the Company without “Cause” (as hereinafter defined) or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), the Company shall (i) immediately vest all options and shares granted to you under the Company’s stock option plans that have not vested as of the date of your termination; (ii) pay you a lump sum severance payment equal to eighteen months of your base salary as in effect at the time of termination; (iii) provided such termination without Cause or for Good Reason is within eighteen months after a Change in Control (as hereinafter defined), pay you a lump sum severance payment equal to the product of (A) eighteen months of your base salary as in effect at the time of termination and (B) the average bonus award percentage applicable to you during the three years preceding the year in which termination of your employment takes place; (iv) provide you with outplacement services; (v) provide and pay the Company’s portion of your life insurance for a period of eighteen months following such termination; (vi) at the discretion of the Compensation Committee as may be approved by the Board, pay you a bonus payable in the Committee’s discretion either in bi-weekly installments commencing in the month following the end of the calendar year of the year of your termination, or in a lump sum, based upon the bonus it might have paid to you, if any, at the conclusion of the calendar year of the year of your termination, prorated to the date of your termination, and adjusted to reflect whether goals set by the Board of Directors were satisfied (provided that no such bonus shall be paid under this clause (vi) if you are entitled to payment of a bonus under clause (iii) above); and (vii) reimburse you for premiums you pay for health care insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the same level of coverage that you maintain at the time of your termination, for a period up to eighteen months following termination, provided you elect COBRA coverage. The Company’s reimbursement obligation will end immediately if you become eligible to obtain health care insurance from any other employer during the payment period. You shall not be required to mitigate damages by seeking employment elsewhere. If you are terminated with Cause, the Company shall pay you only your current base salary earned through the termination date, plus accrued vacation, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. The Company shall not be obligated to continue any such payments to you under this Section 3(e) in the event you materially breach the terms under the Confidentiality Agreement attached hereto. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of the Confidentiality Agreement. In addition, upon a Change in Control (as hereinafter defined) the Company shall immediately vest all shares granted to you under the Company’s stock option plans that have not vested as of the date of such Change in Control.”
     4. Paragraph (g) of Section 3 of the Employment Agreement is amended to read in its entirety as follows:
“Termination of your employment by you shall constitute termination for “Good Reason” if such termination occurs (a) within eighteen months of a “Change in Control” (as hereinafter defined) (b) within three months of a material diminution in your responsibilities as Chief Executive Officer (provided that such diminution is not in connection with the termination of your employment for Cause), (c) within three months of no longer reporting to the Board of Directors of the

Company, (d) within three months of your principal work location changing to be more than 50 miles from your current residence, or (e) in the event you should die while an employee of the Company. The Company shall notify you, within 10 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate under this paragraph 3(g).”
     5. Except as set forth in this Amendment, the terms and conditions of the Employment Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the Parties have executed this Amendment to Amended and Restated Employment Agreement as of the date first set forth above.

AVALON PHARMACEUTICALS, INC.
By:	/s/ Thomas G. David
Name:
Title:	General Counsel and Vice President of Operations

EXECUTIVE:
/s/ Kenneth C. Carter
Kenneth C. Carter

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